Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated December 31, 2008, relating to the balance sheets of Modena 1, Inc (A Development Stage Company) as of October 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DNTW CHARTERED ACCOUNTANTS LLP

Markham, Ontario, Canada
December 31, 2008